EXHIBIT 99.1

May 28, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

NOT FOR DISSEMINATION IN THE UNITED STATES OR ON U.S. NEWS WIRE SERVICES

Midway Announces C$6 Million Offering of Units

Vancouver, British Columbia – May 28, 2010, Midway Gold Corp. (“Midway” or the “Company”) (MDW:TSX-V; MDW:NYSE-AMEX) announced today that it has filed a preliminary prospectus supplement to its short form base shelf prospectus filed with the securities commissions in each of the provinces of British Columbia, Alberta and Ontario, and a corresponding shelf prospectus as part of an effective registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the "SEC"), pursuant to which it intends to offer up to 10,000,000 units at $0.60 per unit, each unit comprising one common share and one half of one non-transferable common share purchase warrant.  Each whole warrant will entitle the holder to purchase one common share of Midway at a price of C$0.80 per share for a period of 24 months from the closing date.

Midway intends to use the net proceeds of the offering to advance its projects, to fund its general and administrative costs (including property maintenance fees) and for general working capital purposes.

Haywood Securities Inc. has been engaged as the agent (the “Agent”) for the offering and will receive a cash commission of 7% of the total gross proceeds excluding proceeds raised from purchases by certain specified individuals ("Specified Purchasers").  In addition, the Agent will be issued Agent's warrants equal to 7% of the number of units placed excluding units issued to Specified Purchasers.  The Agent will also be issued Agent’s warrants exercisable to acquire, in the aggregate, that number of common shares that is equal to 2% of the units issued to Specified Purchasers pursuant to the offering.  Each Agent’s warrant will entitle the holder to purchase one common share at a price of C$0.80 per share for a period of 24 months from the closing date.

A copy of the preliminary prospectus supplement and the accompanying base shelf prospectus relating to the offering filed with the securities commissions in each of the provinces of British Columbia, Alberta and Ontario may be obtained by accessing the website maintained by the Canadian securities regulatory authorities at www.sedar.com, and has been filed with the SEC as a free writing prospectus which may also be obtained, along with the base shelf prospectus in the registration on Form S-3, by accessing the SEC website at www.sec.gov, or, in each case, from the Agent at:

Haywood Securities Inc.
Suite 2000-400 Burrard Street
Vancouver, BC, Canada
V6C 3A6
Attention: Michelle Jankovich
Telephone: 604-697-7126
E-mail: mjankovich@haywood.com

ON BEHALF OF THE BOARD
"Daniel Wolfus"

Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

About Midway Gold Corp.
Midway Gold Corp. is a precious metals exploration company that engages in the acquisition, exploration, and development of mineral properties in the western United States. Midway controls over 65 square miles of mineral rights along three major gold trends in Nevada and the Republic district of Washington. Midway has four advanced exploration projects including the Spring Valley, Pan, Golden Eagle, and the Midway projects, and three earlier stage exploration targets. These early stage exploration projects include Gold Rock, Roberts Gold and Burnt Canyon.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.